EX-99.1

IDEX CORP.
Q1 2018 Earnings Conference Call
April-30-2018
13675419

Operator: Greetings, and welcome to the First Quarter 2018 IDEX Corporation Earnings Conference Call. At this time all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference please press star zero on your telephone keypad. As a reminder this conference is being recorded. It is now my pleasure to introduce your host, Michael Yates, Vice President and Chief Accounting Officer for IDEX Corporation. Thank you, Mr. Yates. You may begin.

Michael Yates: Thank you, Doug. Good morning, everyone. This is Mike Yates, Vice President and Chief Accounting Officer for IDEX Corporation. Thank you for joining us for a discussion of the IDEX first-quarter financial highlights. This morning we issued a press release outlining our company’s financial and operating performance for the three-month period ending March 31, 2018. Later today we will file our 10-Q for the same period. The press release, along with the presentation slides to be used during today’s webcast, can be accessed on our company’s website at www.idexcorp.com. Joining me today is Andy Silvernail, our Chairman and CEO, and Bill Grogan, our Chief Financial Officer. The format for our call today is as follows: we’ll begin with Andy providing an overview and update on market conditions, geographies and capital deployment strategies. He’ll then discuss our first-quarter financial results and walk through the operating performance within each of our segments. Finally, we’ll then wrap up with the outlook for the second quarter and the full year 2018. Following our prepared remarks we’ll open the call for your questions.
If you should need to exit the call for any reason you may access a complete replay beginning approximately two hours after the call concludes by dialing the toll-free number 877-660-6853 and entering conference ID 13675419. Or you may simply log on to our company’s home page for the webcast replay.

Before we begin, a brief reminder that this call may contain certain forward-looking statements that are subject to the safe harbor language in today’s press release and in IDEX’s filings with the Securities and Exchange Commission. With that, I’ll now turn the call over to our Chairman and CEO, Andy Silvernail.

Andrew Silvernail: Thanks, Mike. Good morning, everyone. I appreciate you joining us for our 2018 first-quarter results. Let me start here with a brief overview. On the back of a record year we continue to see broad-based strength in nearly every end market and continued economic improvements across the globe. I’ll elaborate more on market conditions and geographies in a minute. Favorable market share gains and our execution drove another record quarter. We once again delivered all-time highs in orders, sales, operating income and EPS, and most of the challenges experienced in HST in the back half of 2017 have subsided. We delivered organic revenue and order growth across all three segments in the first quarter. As a company we achieved 11% reported and 7% organic order and revenue growth. Adjusted op margin was 22.6%, up 80 basis points, and adjusted EPS of $1.29 was up $0.26 or 25%. Our efforts around segmentation continue to pay dividends, and when combined with our targeted growth initiatives we see a culture across the company that is even more customer and growth-focused. Our balance sheet remains very healthy. Our gross debt leverage is 1.4 times, and our net debt is 0.7 times. If you combine our strong balance sheet, capacity on our revolver, plus free cash flow and cash balances across the globe, we have the ability to deploy over $1 billion in the next 12 months should the right opportunity present itself.

Now I’d like to take a moment and talk about what we’re seeing across our markets and across the regions we do business in. Our industrial markets are robust. Day rates of our book and bill business continue to improve, and we saw more project activity in the quarter signaling a pickup in CapEx spending.

If you turn to our Scientific Fluidics and Optics business, demand continues to be strong for IVD/Bio and DNA sequencing markets and show early indicators of continued growth throughout the year. NIH funding in the latest federal budget was up 8.3%, alleviating initial concerns of a cutback. Energy, midstream oil and gas markets continue to show signs of rebound, and upstream energy continues to do very well.

Semicon market continues to outperform with high global demand. The first quarter we finished 15% up year-over-year. In agriculture you may recall that we ended the previous year with very robust preseason orders. We saw some moderate slowing in the first-quarter, mainly due to the long winter conditions, but we still managed to finish up double-digits in organic revenue growth. The municipal market in the US has remained very solid, and we continue to see opportunities with new product development in water and investment in emerging markets within fire and rescue to capitalize on demand.

Now let’s move on to the geographic outlook. In short, the global economic outlook remains promising. The North American region continues to be positive for the vast majority of our categories. The European market is also robust with a stable political environment and all economic indices favorable for the first time in several years. Asia has accelerated with specific strength in China and in India. In summary, the growth we experienced in 2017 continued in the first quarter of 2018.

While I’m talking about the global economy, let me talk for a second about the tariff question. Tariffs and the estimated impact have been on the top of many people’s minds here, including mine. Clearly we have to wait and see where all this settles, but at this point, based on the enacted section of the 232 tariffs on March 23rd, our best estimate is that it will be somewhere around $2 million to $3 million of impact for the remainder of this year. This estimate excludes the Section 301 tariffs that have not been enacted. We’re looking at all of our options, including pricing and alternative sourcing strategies. We’ll be very thoughtful about how we address these issues, and we’ll consider the impact on both our customers and our shareholders going forward.

I also want to comment on inflation. Our team did an excellent job in the quarter driving productivity to offset inflation. However, inflation remains a concern, and we will continue to work on productivity and pricing to stay ahead of it.

Let me turn now to capital deployment. Let me take a minute to recap our commitment to our capital deployment strategy. First, our M&A pipeline continues to be robust, and as I’ve mentioned previously, our balance sheet positions us favorably to capitalize on the right opportunities. However, as we’ve talked about many times in the past, we’ll be very disciplined in terms of capital deployment with a focus on delivering the best possible returns to our shareholders. In the meantime we’ll work diligently on integrating our latest acquisition, thinXXS, into the IDEX portfolio.

In terms of organic growth, the team remains dedicated to our target organic growth and new product development initiatives. We saw the evidence of this in the quarter where we saw strength across all three segments. This makes five quarters in a row that we saw organic revenue growth and seven quarters in a row that we saw organic order growth. Although we did not repurchase any shares in the first quarter of 2018, we remain committed to opportunistically repurchasing shares, and we expect to be back in the market in the second quarter.

Finally, on dividends, on April 25th our board approved a $0.06 increase in our quarterly dividend or a 16% overall increase from $0.37 to $0.43. This puts us at the high end of our payout ratio of 30% to 35%.

Alright, let’s turn now to the first-quarter results. I’m on slide four. Q1 orders of $632 million were up 11% overall and 7% organically. This was driven by strong organic order growth across all three segments. FMT was up 7%, HST was up 8%, and FSD was up 5%. The strength in orders gives us confidence in the remainder of 2018, as some of the orders that we saw in Q1 won’t convert to sales until the second half of the year. We’ve had excellent success driving above market growth through segmentation and target growth initiatives, and we expect this to continue.

Revenue of $612 million was up 11% overall and 7% organically, driven by positive organic growth across all three segments. FMT was up 5%, HST up 6% and FSD up 9%. Importantly, we built $20 million of backlog during the quarter. The team continues to do an excellent job executing. Our flow-through was 30% on sales in the quarter, excluding the impact of restructuring from both periods, and if you look at flow-through excluding the impact of foreign currency it was up an even more robust 38%.

Gross margin was 45.2%, down 10 basis points from prior year, mainly due to continued investments in engineering. But gross margin was up 70 basis points sequentially as the operational challenges within HST have subsided. Op margin, adjusted for approximately $1.6 million of restructuring charges, was up 22.6%, up 80 basis points year-over-

year. The majority of the $1.6 million in restructuring was in HST and associated with our Optics Center of Excellence in Rochester, New York.

Consolidated operating margin was also impacted by corporate costs being $3 million higher than the midpoint of our prior guidance. The increase in corporate costs was driven primarily by higher stock compensation, pension expense and outside consultants related to M&A and income taxes. Adjusted operating income of $138.3 million, adjusted again for that $1.6 million of restructuring, was up 15% compared to prior year. Q1 net income was $99 million resulting in EPS of $1.27. Excluding the impact of restructuring, adjusted EPS was $1.29 and increased $0.26 or 25% over last year. $1.29 of adjusted EPS does include about $0.02 of pressure from a higher tax rate of 24%. That compared to our ETR guidance of 22.5% and $0.04 of other income due to one-time FX transaction gains due to tax reform.

If we turn to free cash flow, that was the one disappointment in the quarter. It was $62 million and converted at 62% of adjusted net income and is down 18% compared to prior year, primarily due to higher operating working capital. Sales in the month of March were $25 million higher than both December 2017 and February 2018, which drove the majority of the increase in receivables. Inventory also grew as we sourced additional raw materials to ensure we could meet customer demand.

Alright, let me turn now to the segment discussion. If you’ll turn to slide five I’m going to start with Fluid & Metering. FMT continued to remain strong with both order and revenue growth. Q1 orders were up 9% overall, 7% organically. Sales were up 7% overall, 5% organically. Op margin adjusted for restructuring was 28.5%, up 110 basis points over last year. If you look at Agriculture, it remained strong with double-digit revenue increases year-over-year. On the industrial side, pumps, it was a very impressive quarter with double-digit increases in both orders and sales year-over-year. The increased oil prices have driven more business in the global oil and gas markets as well as our LACT business. Our US distribution market is solid, and day rates for book and ship continue to improve.

In our industrial valves business, the highlight for the quarter was in China where we saw a robust market.

In water, it remains well-positioned to grow via new products, and energy also a great new product story. We’re seeing aviation show signs of recovery, and the cold winter drove strong truck builds for the segment.

Let’s move on to Health & Science. I’m on slide 6. I was very pleased with the Health & Science first quarter. Q1 orders were up 14% overall, 8% organically. Revenues were up 11% overall, 6% organically. Excluding the impact of the restructuring expense, adjusted op margin was 23.9%, an increase of 120 basis points over the first quarter of last year, mostly due to higher volume and productivity initiatives. It was up 160 basis points sequentially as the operational challenges that we discussed last year have subsided. The 23.9% operating margin is much closer to where I expect the segment to be performing overall, and I’m very pleased with how the team executed in the quarter.

If we look at the Life Science and Optics business, again IVD/Bio end markets remain strong. We saw some earlier than expected FDA approvals for our customers which drove favorability in the first quarter. As I said, the integration of thinXXS is going quite well. I’m very happy to have them on board.

If you look at Sealing Solutions the semiconductor market continues to be very strong globally, as well as the transportation market. The Sealing Solutions group led the entire segment in terms of growth. MPT had a strong quarter with an improving funnel of opportunities and projects. Then finally, in HST Industrial we saw nice growth across multiple markets and we’re seeing the Distribution business within HST perform very well.

I’m on our last segment, diversified, slide 7. Orders were up 11% overall, 5% organically in the first quarter. Revenues were up 16% overall and up 9% organically. Excluding restructuring expenses, adjusted op margin was 24.9%, which increased 110 basis points in the first quarter. In dispensing the North American and the European markets remain strong with new products performing very well. Project activity in emerging markets is also positive. Looking at Fire & Safety, we saw rescue, which is very positive across the globe, and we’ve seen project activity pick up in India, China and the Middle East. In the Fire business we’ve seen strength in OEM and the Muni business which has remained pretty steady. Margin improvements for Akron Brass and AWG continue to be ahead of expectations.

Finally on Band-IT, we had double-digit organic order and revenue growth in the quarter. We saw share gains across global regions through new product and program wins. We are cautiously watching the impact of tariffs on Band-IT. Most of its supply chain is domestic, but an increase in demand for US-produced alloys could have an impact.

Let me now conclude with some additional details regarding our 2018 guidance for the second quarter and for the full year. I’m on slide 8. In Q2 we’re estimating EPS to be $1.30 to $1.32 with organic revenue growth in the range of 5% to 6% and operating margin around 22.5%. The Q2 effective tax rate is expected to be approximately 22.5% with an estimated 3% topline tailwind from FX based on the March 31st rates. Corporate costs for Q2 are expected to be about $20 million.

If you turn to the full year 2018 we’ve increased our full-year guidance to $5.05 to $5.20. That’s the new range. Full-year organic revenue growth is expected to be in the range of 5% to 6% which is an increase from our previous guidance. Full-year operating margin is expected to be in the range of 22.5% to 23%. We also expect to see about a 3% overall tailwind from FX based on the March 31st rates. The full-year effective tax rate is expected to be 23%, but as the IRS continues to interpret tax reform we could see some more variability in taxes throughout 2018.

CapEx is anticipated to be around $50 million, and free cash flow will remain strong at about 110% of net income. Finally, corporate costs are expected to be in the range of $73 million to $77 million for the year. This is a $3 million higher number compared to the guidance we had given before, all of it which occurred in the first quarter. Our earnings guidance excludes any impact from associated costs or impact from acquisitions or restructuring in the quarter. With that, let me pause here, and operator, let me turn it over for questions.

Operator: Thank you. Ladies and gentlemen, we will now be conducting a question-and-answer session. If you’d like to ask your question you may press star one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star two if you would like to remove your question from the queue. For participants using speaker equipment it may be necessary to pick up your handset before pressing the star key. Our first question comes from the line of Allison Poliniak with Wells Fargo. Please proceed with your question.

Allison Poliniak: Hey, guys, good morning.

Andrew Silvernail: Good morning, Allison.

Allison Poliniak: So obviously really strong orders this quarter. Certainly there’s been a lot of conversation as to whether ‘18 is peak, and I know it’s probably too soon to say that, but is there anything that you see in any of the businesses that gives you time to pause for concern here? Any thoughts on that?

Andrew Silvernail: You know Allison, no. I think we saw strength throughout the quarter. We actually saw things pick up as the quarter went on, which is not atypical of us. But there is nothing that indicates that things are slowing at this point.

Allison Poliniak: That’s great. And then, Andrew, just going back to your comments on the alloys, I mean are you in a position now from a pricing perspective that you feel that you’d be able to pass that through at this point, or is that a risk out there right now?

Andrew Silvernail: Generally I think we’re pretty well positioned. We were pretty aggressive as we thought about coming into this year. If you remember, Allison, we talked a lot about inflation last year, and a lot of our internal conversations have been about productivity and price and making sure we didn’t get behind the curve. I don’t think we will in 2018. When I look at what we’re seeing now, we’re seeing behaviors that are showing things like extended lead times, and people trying to jump to the front of line, things like that. We’re not seeing major changes in prices. What I would say, Allison, is that if what we’re seeing today holds up, I believe you’re going to start to see rising inflation here in the back half of the year, and I think 2019 is where it becomes significant if the economic conditions continue, and obviously you know we’ve got our finger on this. It’s probably the biggest thing besides overall global growth rates that I think about in terms of what could hurt the overall story. So as we think about productivity and think about pricing, we’re committed to being ahead of the curve.

Allison Poliniak: Perfect. Thank you.

Andrew Silvernail: You bet.

Operator: Our next question comes from the line of Mike Halloran from Robert W. Baird. Please proceed with your question.

Mike Halloran: Hey, good morning, everyone.

Andrew Silvernail: Good morning, Mike.

Mike Halloran: So first one, just on guidance, Andy, could you just talk a little bit about what’s assumed in the revenue guidance from here? Is this pretty normal sequentials from current levels? Any kind of change in the direct trajectory assumed guidance on the revenue side?

Andrew Silvernail: No, not really. If you look at it, what it assumes is that sequentially we basically hold in here that we don’t see acceleration necessarily from this point, and then the numbers just kind of fall in line based on comps, right?

Mike Halloran: Mm-hm.

Andrew Silvernail: So we’re not expecting things to get weaker from here and last year we had an abnormal pattern because things were accelerating into the second half of the year. What we’re expecting is a more normal historical pattern and that business holds in terms of the overall book and bill rates and project activity. We don’t see acceleration or deceleration.

Mike Halloran: Makes sense. And then on the capital deployment side a couple quarters in a row now with elevated corporate expense related to some of the consulting cost for M&A actions.

Andrew Silvernail: Yeah.

Mike Halloran: You’re talking about a robust pipeline. Maybe talk a little about the actionability of the pipeline at this point. Are there more opportunities rising that you feel you can work on? We’ve seen public market multiples start coming in. Is that happening on the private side at all? Any color there would be great.

Andrew Silvernail: Yeah, let me start there, Mike. So in terms of the private market multiples coming in, no. As a matter of fact I’d say in the last two quarters we’ve seen behaviors that are what I would call unusual, meaning a lot of preempted bids. We’ve had some folks who are out in the marketplace tell us that they’re seeing 40% to 50% of deals being preempted at this stage. And so, at elevated prices we’re being pretty careful around that. Now I do expect if you see multiples continue to compress a little bit in the public markets, that obviously will show itself in the private markets. No doubt about that. In terms of actionability, we’ve got some things that we’re working on now that certainly fit into that category of actionable. So it’s a matter of whether or not we can cross the line. But what we’re mostly seeing now are options. We’re not seeing a lot of stuff that is private right now. So you know how that works out.

Mike Halloran: Yep.

Andrew Silvernail: We’re going to work within our parameters that make sense for us and for our shareholders, and if we can get them across the line. But there are a few things that we’re looking at and working on that I would definitely call actionable.

Mike Halloran: Great. Thanks, Andy

Andrew Silvernail: You bet, Mike.

Operator: Our next question comes from the line of Deane Dray with RBC Capital Markets. Please proceed with your question.

Deane Dray: Thank you. Good morning, everyone.

Andrew Silvernail: Good morning, Deane.

Deane Dray: Hey, Andy, I want to go back to your macro thoughts here for a moment, if we could, and just how would you describe the conversations with customers today? And we were all wondering at the beginning of the year how much tax reform might change some of the buying behavior and willingness to spend? How much you’re seeing as geosynchronous benefit versus IDEX-specific growth initiatives, like new product introductions. So kind of navigate us through the macro and then IDEX-specific.

Andrew Silvernail: Sure. So on the macro side, in terms of growth across the globe this is as good as it’s been in my time as CEO, right, so in the seven years that I’ve been doing the job, it’s as strong as it’s been. So that’s obviously positive. In terms of what’s making that up, it’s a good mix between the very short-cycle book and turn business and improving CapEx. We don’t really get involved in mega projects for the most part, but you are seeing an increase in things that are kind of a couple hundred thousand to, say, $5 million. You’re seeing an improvement across the globe in those areas. I think tax reform has played a role in that. Obviously cash flows meaningfully changed for US-based companies, or those who pay taxes in the US. And so, that’s certainly a positive thing in that regard.

In terms of IDEX, we track a handful or a couple handfuls of programs that we view as being differentiated growth for us, and as we track those we still think half the benefits that we’re seeing today come from the underlying markets, the strength in the underlying markets, and about half we’re getting ourselves. And so that’s a good sign for us. And as you know, we’ve always said we want to be north of 200 basis points above underlying industrial production. The last numbers I’ve seen suggests that we are very much doing that. We’re a lot less cyclical than a lot of the folks that you guys kind of compare us to, and both on the up and the down. So when I look at the 7% organic numbers, given 2.6%, 2.7% industrial production, that feels like a pretty good number.

Deane Dray: That’s really good color. And when you say this is as good as it gets or as good as you’ve seen --

Andrew Silvernail: As good as it’s been, yeah.

Deane Dray: Yeah, good as it’s been -- you’re not saying that this is the high water mark? That was a phrase that spooked the market last week.

Andrew Silvernail: Yeah, there’s nothing that suggests that. You know me, on the scale of people, I tend to be a little bit more skeptical and right now when I combine what’s happening across the globe and what’s happening with IDEX specifically, the thing that I, again, worry about most is inflation getting overheated and then the global economy having to deal with that both in terms of ability to supply and then what interest rates have to do on that back end. Obviously I can’t control any of those except to deal with what IDEX can deal with, but barring some kind of crazy geopolitical event, that is the thing that I think we all should keep our eye on that would stop this growth.

Deane Dray: Got it. And then just on company or business-specific, can you address the water market, the municipal spending? And you commented with the slides, talk about new product introductions. What was the contribution there?

Andrew Silvernail: Yeah, so if you’re talking water specifically, the markets continue to be pretty good. But let me break that into two pieces, right? So if you look at our ongoing services business and you look at our equipment businesses that we have that are tied to new product development, those are a good story. But the current US administration has effectively stopped any kind of penalties that are coming in for, as an example, surge overflows. And so the amount of how regulation is being interpreted and enforced is a net negative for that business. There’s no doubt about it. The overall Muni spending market is good because tax receipts are good. I would say the federal government in terms of enforcement is a negative. So I think it’s just going to be kind of a steady, single-digit, I’d call it low to mid-single-digit here for the balance of the year.

Deane Dray: Thank you.

Andrew Silvernail: Yep, you bet.

Operator: Our next question comes from the line of Nathan Jones with Stifel. Please proceed with your question.

Nathan Jones: Morning, everyone.

Andrew Silvernail: Hi, Nathan.

Nathan Jones: Andy, I think over the last couple of years you talked about, if we got organic growth up into this kind of level you thought IDEX could do 40, perhaps even a little bit better in terms of incremental margins. I don’t think when you were talking about that you anticipated this kind of inflationary pressure that would come along with it. Can you talk about what, if at all, your expectations for incremental margins or how they’ve changed in the face of this inflation?

Andrew Silvernail: Yeah, if you recall, I think what I said was in the short term you could see that. So if you saw growth accelerate that you would see a pop just because the spending wouldn’t keep up, right?

Nathan Jones: Mm-hm.

Andrew Silvernail: So if you adjust for the FX impact we were at about 38, which is obviously not very far off from that number. Let’s neutralize for FX for a second. I don’t think you’re going to see high 30s incrementals, and the reason I say that is the amount of investment that we’re making specifically around engineering, and we’ve been pretty aggressive in terms of our engineering spend and pretty aggressive in terms of our CapEx. And so I think if we’re in that 30% to 35% range on a consistent basis I’m really happy, Nathan.

Nathan Jones: And I know you have always been of the opinion that it’s easier to ramp up than it is to ramp down.
Andrew Silvernail: Yes.

Nathan Jones: Where is IDEX in terms of capacity to deal with this kind of demand in terms of maybe engineering, or in terms of labor, or even in terms of bricks and mortar if there is any need for additional square footage or anything like that in the next 12 to 24 months?

Andrew Silvernail: The square footage, and I’ll call it the machining capacity, those have pockets here and there that we’re making investments in, but there’s not big capital requirements around those things to allow us to meet demand. So if you think of just square footage and machine capacity, we’re in pretty good shape. The two issues that we face and everyone faces in the Western world certainly, is around supply chain. So material availability and skilled labor. Those are the two areas that are the biggest constraints in the Western world. Obviously the issue today around supply chain, is you’re seeing longer lead times, and I think what we need to watch out for and what you guys need to watch out for is what happens with behaviors around things like double bookings where people start to order much more than they need, which causes kind of a ramp. It ramps that cycle very, very aggressively. Then obviously the backside of that is ugly. And so I think all of us need to really have our finger on the pulse of, is that happening? And you see it when you see spikiness in very specific markets. And so that’s what we’re looking out for.

The skilled labor, look, there’s nothing you can do in the short term about bringing on more skilled labor. That is a finite resource. The investments that are going into trade schools, the investments that are going into training programs will help ramp that at a minimal pace. What we have done is we’re investing in more capable machining, and what I’ll call semi-automation. Almost nowhere except for a few places are we heavily automated, and we won’t be because of the nature of the mix, but that’s something we certainly are spending more time on. And by the way, that’s out of necessity. And we would love to be able to hire more capable skilled labor, but that’s just a real bottleneck for us and for everybody.

Nathan Jones: That’s helpful. Thanks very much.

Andrew Silvernail: You bet, Nathan.

Operator: Our next question comes from the line of Scott Graham from BMO Capital Markets. Please proceed with your question.

Scott Graham: Good morning, Andy, Bill, Mike.

Andrew Silvernail: Hey, Scott.

Scott Graham: How are you guys doing?

Andrew Silvernail: Good.

Scott Graham: My question is really kind of around price cost. What was your pricing in the quarter, and what do you expect it to be for the year?

Andrew Silvernail: We were between a half a point and a point for the quarter, and we expect that to ramp actually as the year goes on. I think we’ll end the year very close to a point. That would be my guess, assuming that we don’t have to go out with more aggressive actions depending upon where inflation is. As you know, Scott, that’s targeted in areas where we have that capability, and generally we have pretty good pricing flexibility. So I expect that we’ll be fine there. Our goal has always been, how do you neutralize inflation with productivity and let price flow through? That is kind of the magic equation. We don’t always get it, but that’s a great equation, and that’s what we’re continuing to try to get this year.

Scott Graham: Yep, understood. Within that --

William Grogan: Scott, this is Bill. The only thing I’d add is relative to the spread, we’ve been able to maintain that spread. So as Andy said, we expect our price to ramp up at the balance of the year. We do expect inflation to increase, so our goal is to maintain that spread through the rest of 2018.

Andrew Silvernail: Yep.

Scott Graham: Okay, so on the pricing getting up to 1, are those from price increases that are in or still to come?

Andrew Silvernail: In.

Scott Graham: Okay. And now if you were to maybe separate out productivity, do you think you were price cost neutral, or was that a little negative for you this quarter?

William Grogan: No, it’s positive

Andrew Silvernail: No, it was a positive spread.

Scott Graham: That’s all I had. Thanks.

Andrew Silvernail: All right. Thanks, Scott.

Operator: Our next question comes from the line of Matt Summerville from DA Davidson. Please proceed with your question.

Matt Summerville: Thanks. Morning.

Andrew Silvernail: Hey, Matt.
Matt Summerville: Question on HST. A pretty nice breakout to the upside in operating profit margins.

Andrew Silvernail: Yeah.

Matt Summerville: Can you talk a little bit more about what’s driving that? You mentioned that you feel it’s sustainable, and I guess I want to look back a year or two to kind of what transpired in FMT, and I’m wondering if there is a similar playbook, if you will, at hand here pertaining to HST.

Andrew Silvernail: So you got a handful of things that have happened in HST over the last few years that if you kind of follow the pattern going forward or follow that pattern here in the last few years. The first one is that in the Optics business, we’ve seen very, very significant improvement in profitability and growth rates in that business. So that’s been a big win for us. Second, as you know, we made a pretty substantial investment in our Sealing business in the

US, and that was a drag for a couple years as that got up to scale, and I don’t know, Bill, that’s going to be a big business here this year.

William Grogan: Yeah from basically 0 to $25 million.

Andrew Silvernail: Yeah, so that goes from kind of a negative to in line with the company fleet average in terms of margin over that period of time. And then you just get the benefits of volume, right? HST, if you look at it across the segment, has the same sort of variable margin components that you have throughout the company. And then finally, as you know, in the back half of last year, I mean really kind of three quarters of last year, we kind of laid an egg there operationally. We had several million dollars that we left on the table. I’m not going to say it’s completely cleaned up now, but it’s not material. It’s out of the way. And so, that 23.9 is a good number, right? I feel good about that being sustainable assuming that the volumes hold up.

Matt Summerville: That’s all I had. Thanks, Andy.

Andrew Silvernail: Thanks, Matt.

Operator: Our next question comes from the line of Steve Winoker from UBS. Please proceed with your question.

Steve Winoker: Thanks. Good morning, Andy.

Andrew Silvernail: Hey, Steve.

Steve Winoker: Hey, you’re obviously firing on all cylinders this quarter, and you did mention the cash flow point, but could you go into a little more detail there around mostly just receivables and inventory on the demand front? And if so, I mean you guys run pretty lean.

Andrew Silvernail: Yes.
Steve Winoker: Maybe talk about the initiatives there.

Andrew Silvernail: Yeah, so it’s all receivables and inventory. If you scrub through the balance sheet you’ll see how that plays out. So as I mentioned in my prepared remarks, March was $25 million more than December and February. And so that receivables bolus that showed up here in March, there’s just kind of nothing you can do about that. That’s just reality. On the inventory side, most of that is about making sure that we’re in position to serve our customers. We did see a bit of a jump from year end that I would prefer not to have seen, but it did happen. So when you put it all together that’s the vast majority of the cash issue. I don’t see it as being a problem as we go through the year.

Steve Winoker: So you’re able to hit your cash numbers for the full year? You expect us to catch up in Q2?

Andrew Silvernail: Well, I think it’ll be a little tighter. Go ahead, Bill.

William Grogan: Yeah, and our guidance, we did take it down slightly as I think the receivables will wash through the balance sheet, but inventories we’ve stepped up again to put a little more safety stock within our supply chain to make sure we are able to meet customer requirements. So I think inventory will bleed a little bit as we go through the year, but there is inherent build that will remain at this current volume level.
Andrew Silvernail: But we’ll be at that 110% plus of net income.

William Grogan: Correct.

Steve Winoker: Okay, and then just from a longer-term perspective, Andy, we’ve talked about the IDEX business model for years. Um, without getting too carried away, is what you’re seeing changing in any way the underlying growth profile for the company, the kind of, you know, drivers on the RD&E side? Kind of how you see the complexity of the company, any of those things shifting as you’re going through these exceptional quarters right now?

Andrew Silvernail: Steve, I think what I would say is I’m becoming more confident in our ability to consistently deliver over market. In the last year and a half we’ve been able to demonstrate that in a rising market, and actually if you go back in time even when things were soft in ’14, or ‘15 and ’16 and actually look at our growth rates versus the peer group, we were above. I’m going to say we’re three years plus into delivering at that couple hundred basis points above our market growth.

So my first answer to you is, my confidence level that we can more consistently do that is as high is it’s been, which is a huge plus for us because as you know, there is nothing like organic growth in our business. And one of the things to really look at here is our return on invested capital. And if you go back in and do that math and how we measure it, we’re up north of 15%, and barring any sort of M&A, we’ll end up this year close to 16%. If you go back, I want to say five or six years, it was down at 11%. So that’s what organic growth does for you right there. It’s a huge driver to return on invested capital and as you know, it’s very defensible growth over time. So, the segmentation we’ve done, the investments around those segments and really around targeted growth, I think have paid off, and we’re just going to continue to bet heavily on this model.

Steve Winoker: Okay, fantastic. Thanks.

Andrew Silvernail: Thanks, Steve.

Operator: Our next question comes from the line of Jim Giannakouros from Oppenheimer. Please proceed with your question.

Jim Giannakouros: Hey, good morning, everyone.

Andrew Silvernail: Hey, Jim.

Jim Giannakouros: Just to follow up on something that you gave us a heads up on, a watch item that accelerated restocking potential, are you seeing that? Do you suspect that happening anywhere in any vertical, or you were just classifying that as a watch item going forward?

Andrew Silvernail: Yeah, Jim, I don’t see it yet, but obviously you’ve got to go back a really long time to see that. But this is where I go back and put on my investment analyst hat from twenty-something years ago, in markets of acceleration and inflation, this is one of the behaviors that absolutely happens. The double ordering and the willingness to pay premiums to get in line. I mean the biggest places you’re seeing problems today are around freight and logistics, right? If you look at freight and logistics, it’s very hard to get railcars. You’re seeing lead-times extending out for availability. So you’re starting to see it there, and of course the capacity is very much finite and easily measured, right? We all see the numbers. It’s in the places where it’s very hard to see around specialty components, specialty alloys, things like that where there aren’t good metrics out there in the world where I think people could get caught flat footed. And so we haven’t seen it yet, but we are really trying to watch intensely for it.

Jim Giannakouros: Got it. Okay, thank you. And, I believe you said that the corporate cost step-up is isolated to 1Q events. I suspect that the surprise may have been on M&A spend. You mentioned the consultants. Was that a reflection of just kicking the tires and you accelerated some due diligence, or deals that maybe fell through at the 11th hour?

Andrew Silvernail: I’ll let Bill talk to it, too, but that played a role in it. We did spend more in understanding this new tax code. It’s pretty clumsy as it is. As you know, they rolled it out with zero guidance, and so we’ve had to expedite our understanding of that and so I don’t think we’ve got a bunch more cost coming there. But stock comp wasn’t small in the quarter. There were a number of items. Bill, color on that?

William Grogan: Yeah, I would just say the stock was up 8%, so that was the primary driver of the increased corporate cost. And then yeah, as we continue to look at spaces within M&A and then tax reform obviously was the last piece Andy talked about. But I think a majority of it was related to stock comp.

Andrew Silvernail: Yep.

Jim Giannakouros: Okay, thank you. And if I can sneak in one more, if I may, you guys obviously broad-based strength. We’ve heard that now for several quarters. If you can give us an update you used to call out percentage of revenues, certain areas that are not performing to standards either via topline growth initiatives or vis-à-vis your margin expectations. Is that happening still? Are we at 100%? Is the rising tide lifting all boats, so to speak? Thanks.

Andrew Silvernail: You’ve got some pockets there. The one that kind of stands out a little bit is if you look at our water business we expected to have overall stronger equipment sales. But again, the lack of enforcement has really whacked that. Now the service business is doing really well, and the team is just exceptional. So we’re very happy with what they’re dealing with. But I think the reality is that’s one interesting pocket. Bill, a couple things?

William Grogan: No, fundamentally there’s some timing and some isolated issues, like Andy mentioned, but as we go across the portfolio nothing sticks out.

Andrew Silvernail: Yeah, there’s nothing that’s really ugly. One of the real highlights in the quarter was our performance in China. I didn’t really talk about that in the prepared remarks. But our China business was back to double-digit growth in the quarter, and that had been soft here for a while as we had gone through and done our segmentation in our 80/20 work in China. That had been soft for a couple years, and so it was nice to see that bounce back.

Jim Giannakouros: Very helpful. Thank you.

Andrew Silvernail: Thanks, Jim.

Operator: Our next question comes from the line of Charlie Brady from SunTrust Robertson Humphrey. Please proceed with your question.

Patrick Wu: Good morning, everyone. This is actually Patrick Wu standing in for Charlie. Thanks for taking my questions.

Andrew Silvernail: Hey, Patrick.

Patrick Wu: Hi. Nice to see dispensing within diversified growing double digits in the quarter. Just going back to last quarter’s commentary I think there was some talk about North America being a little bit more flat, and then that’s sort of coupled with some new products that were coming out at the end of the year. Can we just speak a little bit to dispensing growth for the quarter? What’s that really from? Is it mostly the positive dynamics of the market? Is there something that IDEX is doing specifically organically? Any color on that would be helpful.

William Grogan: Patrick, I can take that one. I would say one thing, if you recall last year dispensing’s pacing of orders and sales shifted from first half to second half, so it’s comping against an easier first half, I think is one component. And then also the second thing is they did launch new products across the globe in each of their regions, and those have been really successful at the start. So I think a combination of the new product introduction and then just timing of sales the way they’re going to fall this year versus last year also plays a part.

Andrew Silvernail: And just to add, Patrick, I think if you look at our dispensing team, frankly they are the poster child for how we’re trying to run IDEX more broadly. The team there has had incredible consistency and continuity. Their work around segmentation, driving complexity out, reallocating resources to the places where we really have advantage and we can accelerate growth, and turning that into innovation as Bill just talked about. I mean you’re looking at an almost 100% refresh of their product line over the last two years. It’s really impressive, and we are far and away the market share leader around the globe, and these folks have positioned themselves very well to maintain that market share position, and even take more share over time.

Patrick Wu: Great. That’s great color. Just on gross margins, I mean obviously you guys spoke about the preliminary tariffs impacted like I think $2 million to $3 million. Coupling that with the pricing that you guys talked about in your earlier question, and I just want to pair it with last quarter’s commentary regarding mid-45% in the medium term. Is that something that you guys are monitoring or something that you’re still comfortable with moving ahead over the next let’s say 12 to 18 months?

William Grogan: Yeah, I think our margin profile in the first quarter is what you should expect for the balance of the year barring any significant macro changes.

Patrick Wu: And that’s inclusive now with the preliminary tariffs that you guys have talked about?

William Grogan: Yeah, correct. As we talked about earlier, we’re ramping price to offset any of that and maintain our spread.

Patrick Wu: Understood. Thank you.

Andrew Silvernail: Thanks, Patrick.

Operator: Our next question comes from the line of Brett Linzey with Vertical Research Partners. Please proceed with your question.

Brett Linzey: Hi. Good morning all.

Andrew Silvernail: Hi, Brett.

Brett Linzey: Hey, Andy, I just wanted to circle back to your comment on the CapEx pick-up. You’ve been pretty close to that pulse for a few quarters now.

Andrew Silvernail: Yeah.

Brett Linzey: Could you maybe put a finer point on is it particular markets or product lines that are really coloring those comments? And then are you seeing a broadening out of that capital light type activity since just a few quarters ago?

Andrew Silvernail: Brett, it’s really around a handful of our targeted growth initiatives. We’re seeing some meaningful parts if you look at the industrial-based businesses, where in our Viking business in particular, which has had just an outstanding run here, we’re going to put some more capital into that business and which has been really important. We’ve got a couple dozen places that are pockets where we think we can accelerate growth that we’re putting capital. I won’t go through them one by one. But these are the kind of things that myself, and Eric Ashleman, and Bill are really spending our time on. Candidly, the biggest challenge that we have with CapEx is seeing lead times extend with equipment, right? The lead time phenomenon that we’ve talked about relative to supply chain is the same with equipment. Frankly, I would have loved to have spent more in the quarter than we did and it’s just constrained by our ability to get stuff.

Brett Linzey: No, that’s helpful. And I guess maybe more from a customer CapEx standpoint --

Andrew Silvernail: Oh, I’m sorry.

Brett Linzey: -- and more capital project work, yeah, starting to break free a little bit, you made some comments in the prepared remarks. Yeah, just a little more color there.

Andrew Silvernail: You are definitely seeing it in the process industry side, right? So on the process industries, and I’ll put that in oil and gas, chemical, food, pharmaceutical, you’re seeing more and larger pieces being released. Again, it’s not huge for us, but you know we’re talking a couple hundred thousand to a few million dollars that you’ll see in those. But if you go back 18 months, we were just starting to see those things eek out, and we’re now seeing them accelerate.

Brett Linzey: Okay, great. And then maybe just one more. You had another very strong quarter in FMT margins and incrementals. How sustainable is this type of operating leverage as we look into the balance of this year, but 2019? Is there a mix? Is there other things driving that? And I guess how do you view the margin entitlement in that business?

William Grogan: I think the profile within FMT in the first quarter should be pretty consistent as we march through the year. Again, if we’re growing at mid-single digits we’re able to maintain or expand here in the balance of the year.

Andrew Silvernail: Yeah, and if you recall, Bill, would it be a couple years or so ago, or 18 months or so ago? One of the things I said in our calls is I don’t think people had realized that as the industrial recession happened we did something that was not particularly visible in that we held the margin profile of some of our really highly profitable businesses, and the performance that we generated was coming out of businesses that historically had not been as profitable as we fixed those. And what you’ve seen happen now over the last 18 months is as volume has improved you’re seeing some of those higher profit contributor businesses accelerate. And so that’s been a nice pick-up and a nice change. And so I don’t know, Bill, it’s really going to be dictated on volume, right?

William Grogan: Correct.

Andrew Silvernail: So if volumes hold up there’s no reason why the FMT margins wouldn’t hold up, but obviously we will be more sensitive to volumes than other parts of the business.

Brett Linzey: Got it. Great. Appreciate it.

Andrew Silvernail: Thanks, Brett.

Operator: Our next question comes from the line of Joe Giordano from Cowen & Co. Please proceed with your question.

Joe Giordano: Hey, guys. Thanks for taking my questions.

Andrew Silvernail: You bet, Joe.

Joe Giordano: Andy, your view on inflation getting a little bit more concerned and watchful over it into next year, how has that changed businesses that you’re looking at from an M&A standpoint? Are you thinking about those differently and how much you would like to pay for those or what the timing on something like that that might be more exposed to your views there?

Andrew Silvernail: We tend to not look at businesses that have issues relative to inflation, right? So we’re not looking at heavily cyclical businesses or that have a lot of direct inputs from base materials. And so we’re looking at buying businesses that kind of look like us generally. Then if you look at how we value them, we value businesses looking over a very, very long period of time. And that’s why I have been I think probably more skeptical than some on prices being paid where the conversation just avoids the reality that a bunch of people are buying things at single-digit ROIs over time. They may be NPV positive over years, but you’re looking at people literally buying things, below the long-term cost of capital. And so I’ve just been much more skeptical. And look, one of the beauties of our type of business is because the cash flows are so defensible the ability to model those and to get comfortable with a pretty reliable range of value, we feel really good about being able to do that. And so, frankly unless you think inflation is going to change over the next 20 years, like you’re going to look at something really, really differently, it doesn’t really change our point of view very much.

Joe Giordano: Cool. Okay, and last for me. You mentioned on HST in the quarter you had some customers get early approval from the FDA.

Andrew Silvernail: Yep.

Joe Giordano: Was that kind of a pull forward from your earlier plan, or does that change the cadence of how you would expect to deliver revenue growth for the year?

Andrew Silvernail: I don’t think it changes it much. I mean obviously we baked in a little bit of increasing guidance on revenue there. This is stuff that we’ve been talking about for two years. It was just a matter of when those approvals would happen, and they happened a little bit sooner than we thought.

William Grogan: Yeah, we got the order first quarter, shippables starting in the back half of the year continuing into 2019.

Andrew Silvernail: What is it, quarter or maybe two better than we thought?

William Grogan: Yeah.

Andrew Silvernail: So not material, Joe.

Joe Giordano: Okay. Thanks, guys.

Andrew Silvernail: You bet.

Operator: Our next question comes from the line of Brett Cerney with Gabelli & Co. Please proceed with your question.

Brett Cerney: Hi, guys. Thanks for taking my question.

Andrew Silvernail: You bet, Brett.

Brett Cerney: I just wanted to ask what the roughly billion of available firepower, if you will, to deploy over the next 12 months, just on the acquisition front what size or size range you guys will be comfortable undertaking there.

Andrew Silvernail: For us you know anything that is $50 million to $500 million is kind of right down the alley for us. So we’d be super comfortable. There are some things that we look at and have looked at that are substantially bigger and certainly we reserve the right to do that. But it’s going to fit our model straight down the center, right? It’s going to be the kind of businesses that we know and we love and we know how to run. So you know there aren’t very many of those out there in the world, but there are a few. But for the most part, $50 million to $500 million in enterprise value is what you should expect from us.

Brett Cerney: Great. Thank you.

Andrew Silvernail: Thanks, Brett.

Operator: There are no further questions in the queue. I’d like to hand the call back to management for closing comments.

Andrew Silvernail: Well thank you all for taking the time, and most importantly thanks to our customers and to the people within IDEX who continue to execute exceptionally well. I’m very proud to be part of this team, and I think we are running the business well. And the people within IDEX really deserve that congratulations. So I appreciate your time being with us and look forward to talking to you here in 90 days. Take care.

Operator: Ladies and gentlemen, this does conclude today’s teleconference. Thank you for your participation. You may disconnect your lines at this time, and have a wonderful day.